Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-92366, 333-92354, 333-50004, 333-37996, 333-89959, 333-89955, 333-59055, 33-49624, 33-43811, and Forms S-3 No. 333-99951 and 333-113004) pertaining to the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan of our report dated June 23, 2004, with respect to the financial statements and schedule of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

Ernst & Young, LLP

Richmond, Virginia

June 23, 2004